Exhibit 4.3
Term Loan No. C
LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement” is entered into as of November 1, 2007, by and between BASIN ELECTRIC POWER COOPERATIVE, a North Dakota cooperative corporation (the “Company”), and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).
In consideration of the agreements herein and in the other "Loan Documents" (as hereinafter defined) and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Definitions. Capitalized terms used in this Agreement and defined in Exhibit A hereto shall have the meanings set forth in such Exhibit.
SECTION 1.02.    Rules of Interpretation. The rules of interpretation set forth in Exhibit A shall apply to this Agreement.
ARTICLE 2
AMOUNT AND TERMS OF LOAN
SECTION 2.01.    Commitments.
(A)    Amount of Commitments. On the terms and subject to the conditions set forth herein, CoBank agrees to make:
(1)    Facility A Loans. Loans to the Company (the "Facility A Loans") from time to time during the period commencing on the date hereof and ending on the fifth anniversary of the date hereof, in an aggregate principal amount not to exceed $275,000,000.00 (the "Facility A Commitment").
(2)    Facility B Loans. Loans to the Company (the "Facility B Loans") from time to time during the period commencing on the date hereof and ending on the fifth anniversary of the date hereof, in an aggregate principal amount not to exceed $140,000,000.00 (the "Facility B Commitment").
Loans will be made under the Facility A Commitment and the Facility B Commitment (collectively, the "Commitments") pro rata in the proportion that the amount of each Commitment bears to the aggregate amount of both Commitments. Under the Commitments, amounts borrowed and later repaid may not be reborrowed.

(B)    Limitation and Reduction of Commitment.
(1)    Limitation of Commitment.    Notwithstanding Subsection (A) hereof, the maximum amount of: (a) Facility A Loans that may be outstanding at any one time may not exceed $275,000,000 less the outstanding principal balance of all loans made by CoBank to the Company under Section 2.01(A)(l) of that certain Revolving Credit Agreement dated as of the date hereof between the Company and CoBank, as same may be amended or restated from time to time (the "Revolving Credit Agreement"); and (b) Facility B Loans that may be outstanding at any one time may not exceed $140,000,000 less the outstanding principal balance of all loans made by CoBank to the Company under Section 2.0l(A)(2) of the Revolving Credit Agreement.
(2)    Permanent Reduction. The Company shall have the right, upon ten (10) Business Days' prior written notice to CoBank (which notice shall be irrevocable), to cancel all or, subject to the next sentence hereof, a portion of the unused portion of the Facility A Commitment and the Facility B Commitment. Each reduction must be: (a) applied pro rata to the Commitments in the proportion that each Commitment bears to the sum of both Commitments; and (b) in a minimum amount of $10,000,000, and, in the case of amounts in excess thereof, in $5,000,000 increments.
SECTION 2.02.    Purpose. The purpose of the Facility A Loans and the Facility B Loans (collectively, the "Loans") is to finance the construction of the Dry Fork Station and for general corporate purposes, including refinancing loans outstanding from time to time under the Revolving Credit Agreement, together with accrued interest thereon and premiums (if any) owing as a result thereof.
SECTION 2.03.    Availability. Subject to Article 3 hereof, the Loans will be made available upon the written request of the Company. Each request for a Loan (each a "Request for Loan") must be: (A) in the form attached hereto as Exhibit B; (B) duly executed and completed by the Company; and (C) received by CoBank not later than 10:00 AM Mountain Time three Business Days before the date of the Loan. Requests for Loans shall be furnished by facsimile transmission to 303-740-4002. Loans will be made available by: (1) wire transfer of immediately available funds to such account or accounts as may be authorized by the Company on forms supplied or approved by CoBank; or (2) in the event the purpose of the Loans is to refinance loans outstanding under the Revolving Credit Agreement, by CoBank retaining the proceeds of the Loans and applying them against the outstanding principal balance of the loans being refinanced, together with accrued interest and premiums (if any) owing as a result thereof.
SECTION 2.04.    Interest.
(A)    Interest Rate Options. The Company agrees to pay interest on the unpaid principal balance of the Loans in accordance with one or more of the following interest rate options, as selected by the Company in accordance with the terms hereof:
(1)    Weekly Quoted Variable Rate Option. At a rate per annum equal to the rate of interest established by CoBank in its sole discretion in each instance on the first Business Day of each week (the "Weekly Variable Rate Option"). The rate established by CoBank shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.
(2)    LIBOR Option. At a fixed rate per annum equal to LIBOR plus the Applicable Margin (the "LIBOR Option"). Under this option, rates may be fixed: (a) on three (3) Business Days' prior notice; (b) on balances of $1,000,000 or in $1,000,000 increments in excess thereof; and (c) for Interest Periods of 1, 2, 3, or 6 months, as selected by the Company; provided, however, that: (i) the maximum number of balances outstanding under the Facility A Commitment that may be subject to this option at any one time shall be ten (10); (ii) the maximum number of balances outstanding under the Facility B Commitment that may be subject to this option at any one time shall be ten (10); and (iii) in no event may rates be fixed for Interest Periods expiring after the fifth anniversary of the date hereof (when this option shall terminate and cease to be in effect).
(3)    Quoted Fixed Rate Option. At a fixed rate per annum equal to the Cost of Funds Rate plus the Applicable Margin on the date the rate is to take effect (the "Quoted Fixed Rate Option"). Under this option: (a) balances of $10,000,000 or more may be fixed for periods (each, a "Quoted Fixed Rate Period") ranging from one (1) year to the final maturity date of the Loans; (b) the maximum number of balances outstanding under the Facility A Commitment that may be subject to this option at any one time shall be ten (10); and (c) the maximum number of balances outstanding under the Facility B Commitment that may be subject to this option at any one time shall be ten (10). Rate quotes shall be made available upon telephonic request received not later than 9:00 AM Mountain Time on the date the rate is to take effect. However, unless waived by CoBank in its sole discretion in each instance, the Company must furnish CoBank with one Business Days' notice of its intent to obtain a rate quote for amounts in excess of $30,000,000.
(B)    Elections. Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option in each Request for Loan; (2) may, on any Business Day, elect to convert balances bearing interest at the Weekly Variable Rate Option to the Quoted Fixed Rate Option; (3) may, on three (3) Business Days' prior notice, elect to convert balances bearing interest at the Weekly Variable Rate Option or Quoted Fixed Rate Option to the LIBOR Option; provided, however, that balances bearing interest at the Quoted Fixed Rate Option may not be converted to the LIBOR Option until the last day of the Quoted Fixed Rate Period; (4) may on the last day of any Quoted Fixed Rate Period, elect to re-fix the rate under the Quoted Fixed Rate Option or convert the balance to the Weekly Variable Rate Option; (5) may, on the last day of any Interest Period, elect to convert a balance bearing interest at the LIBOR Option to the Weekly Variable Rate or Quoted Fixed Rate Options; and (6) may, three Business Days' prior to the expiration of any Interest Period, elect to re-fix a rate under the LIBOR Option upon the expiration of the then current Interest Period. In the absence of an election provided for herein, the Company shall be deemed to have elected the Weekly Variable Rate Option. All elections provided for herein (other than those made in a Request for Loan) may be made telephonically or in writing and must be received not later than 9:00 AM Mountain Time on the applicable Business Day. However, if requested by CoBank, any election made telephonically shall be promptly confirmed in writing in the form attached hereto as Exhibit C. Written elections shall be furnished by facsimile to 303-740-4002. All interest rate elections made by the Company (including all elections made in a Request for Loan) shall be irrevocable, except that if the Company elects the Quoted Fixed Rate Option in any Request for Loan but does not accept the rate quoted by CoBank on the date the Loan is to be made, then the Loan shall bear interest at the Weekly Variable Rate Option until the Company elects to convert the rate to another option in accordance with the terms hereof. Notwithstanding the foregoing or any other provision hereof, the Company shall establish and maintain rates for Facility A Loans and Facility B Loans in the same manner 1.
(C)    Calculation and Payment. Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days. In calculating interest, the date each Loan is made shall be included and the date each Loan or principal installment thereof is repaid shall, if received before 10:00 AM Mountain Time, be excluded. Interest shall be calculated and paid quarterly in arrears on the last day of each March, June, September and December. Notwithstanding the foregoing, if requested by CoBank in its sole discretion in each instance, interest on balances subject to the LIBOR Option shall be calculated and paid at the end of each Interest Period or, in the case of Interest Periods longer than 3 months, at three month intervals.
(D)    Applicable Margin. For purposes hereof, the term "Applicable Margin" shall mean the percent per annum determined in accordance with the following:

If the Company's Credit Rating From S&P or Moody's Is:	Then The Applicable Margin For Facility A Loans bearing interest at the LIBOR Option Shall Be:	Then The Applicable Margin For Facility A Loans bearing interest at the Quoted Fixed Rate Option Shall Be:	Then The Applicable Margin For Facility B Loans bearing interest at the LIBOR Option Shall Be:	Then The Applicable Margin For Facility B Loans bearing interest at the Quoted Fixed Rate Option Shall Be:
Equal to or better than A- /A3	1.00%	1.05%	0.70%	0.70%
BBB+/Baal	1.10%	1.10%	0.80%	0.80%
BBB/Baa2	1.20%	1.20%	0.90%	0.90%
Less than BBB/Baa2	1.30%	1.30%	1.00%	1.00%
If the Credit Ratings from the Rating Agencies are different, then the lower Credit Rating shall be used in determining the Applicable Margin. The Company agrees to notify CoBank promptly after any change in the Company's Credit Rating. If as a result of any change, it is determined that a change to the Applicable Margin is warranted, then such change, if an increase, may be made at any time after the date of determination, and, if a decrease, shall be made not later than five (5) days after written notice from the Company requesting CoBank to decrease the Applicable Margin. Until the Company's Credit Rating changes, the Applicable Margin shall be the Applicable Margin for a Credit Rating equal to or better than A-/A3. Notwithstanding the foregoing, on and after the fifth anniversary of the date hereof, the Applicable Margin for balances fixed on or after such date shall be a margin to be quoted by CoBank in its sole discretion in each instance. Each change in the
1 For example, if the Company elects one interest rate option for the Facility A Loan obtained on a given date, then the company shall select the same option for the Facility B Loan obtained on that same date. If the Company elects two interest rate options for the Facility A Loan obtained on a given date, then the Company shall select the same options in the same proportions for the Facility B Loan obtained on that same date. If thereafter, the Company converts all or a part of the Facility A Loan to another option, it shall convert all or a corresponding part of the Facility B Loan to the same option.

Applicable Margin shall affect balances fixed on or after the date of the change (and shall not apply retroactively to balances already outstanding at a fixed rate).
SECTION 2.05.    Repayment. The Facility A Loans and the Facility B Loans shall be repaid in accordance with the repayment schedules attached hereto as Exhibit H.
SECTION 2.06.    Prepayment and Premium.
(A) Voluntary. The Company may prepay the Loans in whole or in part; provided, however, that in the case of partial prepayments, the minimum amount that may be prepaid at any one time shall be $5,000,000 and amounts in excess thereof shall be in increments of $1,000,000. In the event the Company desires to prepay the Loans, it shall notify CoBank thereof in writing not less than three (3) Business Days prior to the date on which the Company intends to prepay the Loans. Unless otherwise agreed to by CoBank in writing, all such notices shall be irrevocable. On the date fixed for prepayment, the Company shall prepay the Loans (or so much thereof as provided in the Company's notice), together with accrued interest thereon and, if applicable, any premium owing under Subsection (C) hereof.
(B) Application of Partial Prepayments. All partial prepayments shall be applied: (1) pro rata to the outstanding Facility A Loans and Facility B Loans in the proportion that the outstanding principal balance of each type of Loan bears to the outstanding principal balance of all Loans; (2) to principal installments owing on the Loans in the inverse order of their maturity; and (3) to such balances, fixed or variable, on the Loans as shall be specified by CoBank in a manner consistent with the allocation of the prepayment to principal installments and the interest rate elections made by the Company.
(C)    Premium. The Company agrees that in the event any Fixed Rate Balance is repaid prior to the last day of the Fixed Rate Period (whether such payment is made voluntarily, as a result of a prepayment, as a result of an acceleration, or otherwise), or the Company fails to borrow any Fixed Rate Balance on the date scheduled therefor (whether such failure is due to the inability to meet applicable conditions precedent, the suspension or termination of the one or more of the Commitments, or otherwise), the Company will pay to CoBank a premium in an amount calculated pursuant to Exhibit D hereto. Such premium shall be due and payable on the date such payment is made, the date on which the Fixed Rate Period was to commence, or at such other time as is contemplated herein.
SECTION 2.07.    Notes. The Company's obligation to repay the: (A) Facility A Loans shall be evidenced by a First Mortgage Note in substantially the form of Exhibit E-1 hereto (the "First Note"); and (B) Facility B Loans shall be evidenced by a First Mortgage Note in substantially the form of Exhibit E-2 hereto (the "Second Note" and, together with the First Note, the "Notes"). Each Note shall be duly completed, dated the date hereof, and in the amount of: (1) in the case of the First Note, $275,000,000; and (2) in the case of the Second Note, $140,000,000.
SECTION 2.08.    Security. The Company's obligations hereunder and under the Notes shall be secured by: (A) a statutory first priority Lien on all equity which the Company may now own or hereafter acquire or be allocated in CoBank; and (B) the Indenture, equally and ratably with all other "Obligations" (as such term is defined in the Indenture).

SECTION 2.09.    Commitment Fee. In consideration of the Commitments, the Company agrees to pay to CoBank a commitment fee on the unused portion of the Commitments from November 30, 2007, to the date on which the Commitments expire or are otherwise terminated, at a rate per annum (calculated on an actual/360 day basis) determined as follows:

If the Company's Credit Rating from S&P or Moody's is:	Then The Commitment Fee Shall Be:
Equal to or better than A-/A3	0.075%
BBB+/Baal	0.100%
BBB/Baa2	0.125%
Less than BBB/Baa2	0.150%
If the Credit Ratings from the Rating Agencies are different, then the lower Credit Rating shall be used in determining the applicable rate for calculating the fees. The Company agrees to notify CoBank promptly after any change in the Company's Credit Rating. If as a result of any change, it is determined that a change to the applicable rate is warranted, then such change, if an increase, may be made at any time after the date of determination, and, if a decrease, shall be made not later than five (5) days after written notice from the Company requesting CoBank to decrease the applicable rate. Until the Company's Credit Rating changes, the applicable rate shall be the rate for a Credit Rating equal to or better than A-/A3. Notwithstanding the foregoing, while the Revolving Credit Agreement is outstanding, the amount of fees to be paid hereunder shall be reduced by the amount of commitment fees paid by the Company under Section 2.09 of the Revolving Credit Agreement.
SECTION 2.10.    Payments.
(A)    Manner of Making Payments. Notwithstanding the terms of the Indenture, the Company shall make, or cause its Paying Agent to make, all payments to CoBank under this Agreement and the Notes by wire transfer of immediately available funds in accordance with the following wire transfer instructions (or in accordance with such other wire transfer instructions as CoBank may direct by notice pursuant to Section 9.03):
Name of Bank: COBANK
Location: Greenwood Village, CO
ABA No. [***]
Reference: Basin Electric
In addition, to the extent permitted under the Indenture, the Company agrees that CoBank need not present the Notes as a condition for receiving payment thereon; provided, however, that CoBank agrees that it will not transfer the Notes without having first complied with the requirements of the Indenture.
(B)    Late Payments; Default Rate. In the event the Company fails to make any payment when due, then without limiting any other rights or remedies that CoBank may have for or on account of such failure, such payment shall be due and payable on demand and, at CoBank's option in each instance, shall accrue interest from the date due to the date paid at the Default Rate.
(C)    Business Days. In the event any day on which principal, interest, premium, and/ or fees is due and payable is not a Business Day, then such payment shall be made on the next Business Day and, notwithstanding the Indenture, interest shall continue to accrue during such period on the principal balance of the Loans.
(D)    Records. CoBank shall keep a record of the unpaid principal balance of the Loans, the interest rate elections made with respect thereto, the interest accrued on the Loans, and all payments made with respect to the Loans, and such record shall, absent proof of error, be conclusive evidence of the outstanding principal and interest on the Loans. On the request of the Trustee, CoBank shall certify such information to the Trustee, as well as the amount of any premium provided for herein, and the Company agrees that such certification shall, absent proof of error, be conclusive evidence of the amount so certified.
(E)    Application of Payments. Except as provided in Section 8.04 hereof, all payments to be made hereunder shall be applied to the Facility A Loans and the Facility B Loans (or to amounts owing on account thereof) pro rata in the proportion that the outstanding principal balance of each type of Loan bears to the outstanding principal balance of all Loans.
ARTICLE 3
CONDITIONS PRECEDENT
SECTION 3.01. Conditions Precedent to Initial Loan. CoBank's obligation to make the initial Loan to the Company hereunder is subject to the following conditions precedent, which, in the case of instruments and documents, must be in form and content specified herein or otherwise acceptable to CoBank:
(A)    This Agreement. CoBank shall have received a duly executed original copy of this Agreement.
(B)    Notes. CoBank shall have received an original copy of the First Note and the Second Note, duly executed by the Company and authenticated by the Trustee under the Indenture.
(C)    Evidence of Authority. CoBank shall have received copies, certified by the Secretary-Treasurer or an Assistant Secretary of the Company as of the date hereof, of such board resolutions, evidence of incumbency, and other evidence as CoBank may require that this Agreement, the Notes, and all Loan Documents executed in connection herewith or therewith have been duly authorized, executed and delivered.
(D)    Indenture. CoBank shall have received a copy of all supplemental indentures and amendments to the Indenture entered into since December 1, 2005, certified by the Company.
(E)    Supplemental Indenture. CoBank shall have received an original copy, duly executed by the Company and the Trustee, of a Supplemental Indenture to the Indenture in the form attached hereto as Exhibit F (the "Supplemental Indenture").

(F)    Indenture Documents. CoBank shall have received copies of each instrument and document furnished to the Trustee under Section 4.8 of the Indenture in connection with the transactions contemplated hereby, including, without limitation: (A) the Board Resolution required by Section 4.1 of the Indenture; (B) the Officer's Certificate required by Section 4.1 B of the Indenture; and (C) the Opinion of Counsel required by Section 4.l(C) of the Indenture.
(G)    Consents and Approvals. CoBank shall have received such evidence as CoBank may require that any required consents and approvals referred to in Section 4.05 hereof have been obtained and are in full force and effect.
(H)    Insurance. CoBank shall have received such evidence as CoBank may require that the Company is in compliance with Section 5.03 hereof.
(I)    Opinion of Counsel. CoBank shall have received a duly executed original copy of an opinion of counsel to the Company.
(J)    Fees and Charges. CoBank shall have received all fees and charges provided for herein.
(K)    Articles and Bylaws. CoBank shall have received a copy of the Company's articles of incorporation and bylaws, certified by the Secretary-Treasurer or an Assistant Secretary of the Company as being in full force and effect as of the date hereof.
(L) Good Standing Certificate. CoBank shall have received a certificate of the Secretary of State of North Dakota dated within 30 days of the date hereof attesting to the due incorporation and good standing of the Company under the Laws of the State of North Dakota.
SECTION 3.02. Conditions Precedent to Each Loan. CoBank's obligation to make each Loan to the Company hereunder (including the initial Loans) is subject to the following conditions precedent, which, in the case of instruments and documents, must be in form and content specified herein or otherwise acceptable to CoBank:
(A)    Indenture. (1) Each of the conditions precedent set forth in the Indenture to the Loans being secured thereunder shall have been satisfied, (2) the Trustee shall have consented to the Loans in the manner contemplated in Section 4.8 of the Indenture; and (3) in the event the basis for the Trustee's consent is Section 4.3, 4.4, or 4.11 of the Indenture, CoBank shall have consented thereto.
(B)    Request for Loans. CoBank shall have received an original, duly executed copy of a Request for Loan and all instruments and documents contemplated thereby.
(C)    Absence of Default. No Default or Event of Default shall have occurred and be continuing.
(D)    Representations and Warranties. Each of the representations and warranties of the Company set forth herein and in all other Loan Documents (other than any representation and warranty that refers to the date of this Agreement) shall be true and correct as of the date of the Loans.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
To induce CoBank to enter into this Agreement and make the Loans contemplated hereby, the Company represents and warrants that:
SECTION 4.01.    Organization, Etc. The Company and each Subsidiary: (A) is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation; (B) bas all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (C) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.
SECTION 4.02.    Licenses, Permits, Etc. The Company and each Subsidiary has all licenses, permits, franchises, patents, copyrights, trademarks, tradenames, or rights thereto which are material to the conduct of its business or required by Law.
SECTION 4.03.    Authority. The execution, delivery and performance by the Company of this Agreement and the other Loan Documents and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and do not violate any provision of Law or of the articles of incorporation or bylaws of the Company or result in a breach of, or constitute a default under the Indenture or any other agreement to which the Company is a party or by which it may be bound.
SECTION 4.04.    Binding Agreement. Each of the Loan Documents is, or when executed and delivered will be, the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, subject only to limitations on enforceability imposed in equity or by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally.
SECTION 4.05.    Consents. No consent, permission, authorization, order, or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the execution, delivery, or performance of the Loan Documents, except such as have been obtained are in full force and effect.
SECTION 4.06.    Compliance with Laws. Neither the Company nor any Subsidiary is in violation of any Law to which it is subject, which violation could reasonably be expected to have a Material Adverse Effect.
SECTION 4.07.    Pending Litigation. Except as disclosed in the opinion furnished under Section 3.01(1) hereof, there are no actions, suits or proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority, arbitration board or tribunal, mediator, or the like, which could, if adversely decided, have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default with respect to any judgment or any order of any court, governmental authority, arbitration board or tribunal, mediator or the like.

SECTION 4.08.    Financial Statements. The consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31 for each of the years 2005 and 2006, and the statements of operations, changes in equity, and statements of cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification by Deloitte & Touche LLP, in each such case, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their financial position or cash flows for such periods. The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of June 30, 2007, and the unaudited statements of operations and statements of cash flows for the six-month period ended on said date prepared by the Company have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and changes in their financial position or cash flows for such period. Since June 30, 2007, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. Neither the financial statements referred to above nor this Agreement, the Indenture or any other written statement furnished by the Company to CoBank in connection herewith, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to CoBank in writing which has a Material Adverse Effect nor, so far as the Company can now foresee, will have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
SECTION 4.09.    Subsidiaries. Exhibit G hereto states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation, and the percentage of its voting stock owned by the Company and/or its Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary free and clear in each case of any Lien (other than the Lien of the Indenture). All such shares have been duly issued and are fully paid and non-assessable.
SECTION 4.10.    No Defaults. Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any indebtedness for borrowed money, and is not in material default under any instrument or instruments or agreements under and subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder. In addition, the Company is not in default under any Wholesale Power Contract or any other agreement which, if terminated, could have a Material Adverse Effect.
SECTION 4.11.    Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable Law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in Section 4.08 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for the Lien of the Indenture and Permitted Exceptions.

SECTION 4.12.    Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 2002, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Internal Revenue Service is currently examining 2005 and 2006. The Company does not know of any proposed material additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.
SECTION 4.13.    Compliance with Environmental Laws. Neither the Company nor any Subsidiary is in material violation of any applicable Laws relating to public health, safety or the environment (including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), which violation could have a Material Adverse Effect. The Company does not know of any liability or class of liability of the Company or any Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).
SECTION 4.14.    ERISA. The Company and each of its ERISA Affiliates is in compliance with all requirements of ERISA, the Company and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each plan governed thereby, no grounds exist entitling the Pension Benefit Guaranty Corporation to institute proceedings to terminate a plan maintained by the Company or any ERISA Affiliate this is subject to ERISA, and neither the Company nor any ERISA Affiliate has any liability arising from the withdrawal or termination of any plan subject to ERISA.
SECTION 4.15.    Conflicting Agreements. None of the Loan Documents conflicts with, or constitutes (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default under, any other agreement to which the Company or any Subsidiary is or expects to become a party or by which the Company, any Subsidiary, or any of its or their properties may be bound or affected.
SECTION 4.16.    Indenture Matters. (A) the Notes constitute Obligations and are secured under the Indenture equally and ratably with all other Obligations; (B) the Supplemental Indenture been duly filed and recorded in all places required by Law in order to accord CoBank the benefits of the Indenture; (C) all instruments and documents required to be filed or recorded in order to accord the Trustee a duly perfected Lien on the Trust Estate have been duly and properly filed and recorded; (D) except for Permitted Exceptions, there are no other Liens on the Trust Estate; (E) no Indenture Default or Indenture Event of Default has occurred and is continuing; and (F) there are no Qualifying Securities Indentures existing on the date hereof. Notwithstanding any other provision of this Article 4, the representation and warranty set forth in this Section shall not be deemed made upon the execution of this Agreement. Rather, the representations and warranties set forth in this Section shall only be deemed made to induce CoBank to make Loans hereunder.
ARTICLE 5
AFFIRMATIVE COVENANTS
Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company agrees to:
SECTION 5.01.    Compliance with Indenture and RUS Loan Agreement. Comply with all of the terms of the Indenture and the RUS Loan Agreement, and cause each Qualifying Subsidiary to comply with all of the terms of its Qualifying Securities Indenture. Without limiting the foregoing, the Company will have for each fiscal year of the Company a Margins for Interest Ratio of not less than 1.10.
SECTION 5.02.    Compliance With Laws. Comply in all material respects, and cause each Subsidiary to comply in all material respects, with all applicable Laws (including all Laws relating to the environment), which, if not complied with, could have a Material Adverse Effect.
SECTION 5.03.    Insurance. Maintain insurance with such companies, in such amounts, and covering such risks as is required to be maintained by the Company under the terms of the Indenture. In addition, the Company agrees to cause each Subsidiary to maintain insurance in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated. The Company agrees to furnish to CoBank such proof of compliance with this Section as CoBank may from time to time reasonably require.
SECTION 5.04.    Property Maintenance. Maintain the System in accordance with Prudent Utility Practice.
SECTION 5.05.    Books and Records. Keep, and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with Accounting Requirements.
SECTION 5.06.    Reports and Notices. Furnish to CoBank:
(A)    Annual Financial Statements. As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP consistently applied. Such financial statements shall: (a) in the case of the consolidated statements, be audited by a firm of nationally recognized independent certified public accountants selected by the Company; (b) in the case of the consolidated statements, be accompanied by a report of such accountants containing an opinion to the effect that the financial statements: (i) were audited in accordance with generally accepted auditing standards; and (ii) present fairly, in all material respects, the financial position of the Company as at the end of the year and the results of its operations for the year then ended, in conformity with GAAP; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of operations, a statement of changes in equity, a statement of cash flows, and all notes and schedules (including consolidating schedules) relating thereto.
(B)    Interim Financial Statements. As soon as available, but in no event more than 60 days after the end of the first three fiscal quarters of the Company of each year occurring during the term hereof, a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such quarter and a consolidated statement of operations for the Company and its consolidated Subsidiaries for such period and for the period year to date, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied.
(C)    Officer's Certificate. Together with each set of financial statements delivered to CoBank pursuant to Subsection (A) of this Section 5.06, a certificate of the Chief Financial Officer of the Company (or other officer of the Company acceptable to CoBank): (1) stating the Margins For Interest Ratio achieved by the Company for the fiscal year covered by such financial statements and setting forth the calculations used in computing such Ratio; (2) setting forth Basin's Credit Rating from each Rating Agency which has issued a Credit Rating; and (3) certifying that, to the best knowledge of such officer, no Default or Event of Default occurred during the period covered by such statements or, if a Default or Event of Default did occur during such period, a statement as to the nature thereof, whether such Default or Event of Default is continuing, and if continuing, the action which is proposed to be taken with respect thereto.
(D)    Annual Financial Information and Budgets.
(1)    RUS Form 12; FERC Form 1. As soon as available, but in no event more than 120 days after each fiscal year end, a copy of either the Company's Form 12 submitted to RUS or FERC Form 1 submitted to Federal Energy Regulatory Commission.
(2)    Budgets. As soon as available, but in no event more than 60 days after each fiscal year end, annual budgets and forecasts of operations for the Company and its Subsidiaries for the ensuing year and for a ten year period, in such detail as CoBank may from time to time reasonably require.
(E)    Notice of Litigation, Material Matters, Etc. Promptly after becoming aware thereof, notice of: (1) the commencement of any action, suit or proceeding against the Company or any Subsidiary before any court, governmental instrumentality, arbitrator, mediator or the like which, if adversely decided, could reasonably be expected to have a Material Adverse Effect; (2) the receipt of any notice, indictment, pleading, or other communication alleging a condition that: (a) may require the Company or any Subsidiary to undertake or to contribute to a clean-up or other response under any environmental Law, or which seeks penalties, damages, injunctive relief, or other relief as a result of an alleged violation of any such Law, or which claims personal injury or property damage as a result of environmental factors or conditions; and (b) if true or proven, could reasonably be expected to have a Material Adverse Effect or result in criminal sanctions; (3) the occurrence of any other event or matter (including the rendering of any order, judgment, ruling and the like) which could reasonably be expected to have a Material Adverse Effect; (4) the occurrence of any event under the Indenture or any Qualifying Securities Indenture which would require the Trustee or any

Subsidiary Trustee to resign; and (5) the breach by the Trustee or any Subsidiary Trustee of any provision of the Indenture or any Qualifying Securities Indenture.
(F)    Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of a Default, an Event of Default, a Qualifying Securities Indenture Default, or a Qualifying Securities Indenture Event of Default.
(G)    Notice of Certain Events. Notice of each of the following at least 30 days prior thereto: (1) any change in the name or structure of the Company; or (2) any change in the Trustee or any Subsidiary Trustee; (3) the sale by the Company or any Subsidiary of all or a portion of the equity interests held by the Company or any Subsidiary in a Subsidiary; and (4) the discontinuance of any material part of the operations of the Company or any Qualifying Subsidiary.
(H)    Ratings. Promptly after receipt thereof by the Company, a copy of each Credit Rating received by the Company, together with all reports issued in connection therewith.
(I)    Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company and its Subsidiaries as CoBank may from time to time reasonably request, including copies of all opinions furnished under Section 13.5 (A) and (B) of the Indenture and all pleadings, notices and communications referred to in Section 5.06(E) hereof.
SECTION 5.07.    Capital. Acquire voting stock in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its bylaws and capital plan (as each may be amended from time to time), except that: (A) the maximum amount of voting stock that the Company may be required to purchase in connection with the Facility A Loans may not exceed the maximum amount permitted by the bylaws on the date of this Agreement; and (B) CoBank shall not have the right to require the Company to purchase voting stock in connection with the Facility B Loans. The rights and obligations of the parties with respect to such stock and any patronage or other distributions made by CoBank shall be governed by CoBank's bylaws and capital plan (as each may be amended from time to time). Notwithstanding the foregoing: (1) CoBank agrees that 100% of the Facility A Loans will be held by CoBank and one or more participants that pay patronage and will be eligible for patronage in accordance with the capital plans and bylaws of such institutions; and (2) the Company acknowledges and agrees that none of the Facility B Loans will be eligible for patronage.
SECTION 5.08.    Inspection. Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine the properties, books and records of the Company and its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors, and independent certified public accountants.
SECTION 5.09.    Ratings. Maintain a Credit Rating with S&P or Moody's.
SECTION 5.10.    Excepted Property. If an Event of Default or a Qualifying Securities Indenture Event of Default has occurred and is continuing and CoBank so requests in writing: (A) enter into a Supplemental Indenture with the Trustee and cause each Qualifying Subsidiary to enter into a supplemental indenture or like instrument with each Subsidiary Trustee (in form and content reasonably acceptable to the Trustee, the Subsidiary Trustee, and CoBank) adding to the Trust Estate or Subsidiary Trust Estate such Excepted Property as CoBank may designate in writing; and (B)

promptly record same in all places required by Law in order to accord the Trustee and the Subsidiary Trustee a duly perfected Lien on the designated Excepted Property; provided, however, that unless a Qualifying Securities Indenture Event of Default could reasonably be expected to have a Material Adverse Effect, the Company's obligations hereunder shall be limited to causing the Qualifying Subsidiary with respect to which the Qualifying Securities Indenture Event of Default has occurred, to enter into a supplemental indenture or like instrument as provided above.
SECTION 5.11.    Security. Take, and cause each Qualifying Subsidiary to take, such steps (including the execution and recording of such instruments and documents) as CoBank may from time to time reasonably require in order to enable: (1) the Trustee to obtain, perfect and maintain its Lien on the Trust Estate; and (2) any Subsidiary Trustee to obtain, perfect and maintain its Lien on the Subsidiary Trust Estate; provided, however, that nothing contained herein shall obligate the Company to take steps which are in conflict with the requirements of the Indenture, any Qualifying Securities Indenture, or any contrary direction provided by the requisite Holders.
SECTION 5.12.    Condemnation. In the event all or a material portion of the System is taken in a condemnation action or proceeding or in a like proceeding or is sold or otherwise transferred in lieu thereof or pursuant to any right of any governmental authority to direct the sale of transfer thereof, the Company shall apply the proceeds thereof to the redemption of the Obligations.
ARTICLE 6
NEGATIVE COVENANTS
Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect:
SECTION 6.01.    Consolidations, Mergers and Corporate Reorganizations. The Company shall not consolidate or merge with or into any other Person, or convey or transfer all or any material portion of its assets to any Person, or otherwise reorganize its corporate structure to transfer functions or any part of its assets to any other Person, or enter into a Restructuring Transaction.
SECTION 6.02.    Material Contracts. The Company will not: (A) enter any contract for the management or operation of all or any material portion of its assets; (B) breach or terminate any Wholesale Power Contract; or (C) amend, supplement, modify, or waive any provision of a Wholesale Power Contract, if the effect thereof could reasonably be expected to have a Material Adverse Effect.
SECTION 6.03.    Negative Pledge. Except for Permitted Exceptions, the Company shall not, directly or indirectly create, incur, assume or permit to exist any Lien on the Trust Estate that is subordinated to the Lien of the Indenture, unless the instrument under which such Lien is created expressly states that: (i) it is subordinate to the Lien of the Indenture (whether or not duly recorded or perfected); and (ii) the holder thereof shall not have a right to foreclose on, or to exercise any other remedies with respect to, the property secured thereby, unless the Trustee shall then be pursuing like remedies; provided, however, that the Company shall not be required to comply with (ii) above if the Indenture provides that an Indenture Event of Default will arise upon the foreclosure of or the taking of any other action to enforce such subordinated Lien.
SECTION 6.04.    Defeasance. The Company shall not defease the obligations evidenced by any Note: (A) with "Defeasance Securities" (as defined in the Indenture) of a type referred to in subparagraph (B) of the definition of Defeasance Securities; and (B) unless the opinion referred to in Section 7.1B(6) of the Indenture is of a nationally recognized firm and is unqualified.
SECTION 6.05.    Indenture Restrictions. Notwithstanding the provisions of the Indenture, the Company shall not:
(A)    enter into a Supplemental Indenture pursuant to Section 12.1H of the Indenture if the effect thereof is to materially adversely affect the interests of the Holders of the Obligations;
(B)    enter into a Supplemental Indenture pursuant to Section 12.1C, 12.1D, 12.1I or 12.lK of the Indenture if (a) the Holders of the Obligations issued under such Supplemental Indenture are granted greater security rights in and to the Trust Estate than those security rights enjoyed by CoBank in its capacity as a Holder of Obligations under the Indenture, provided, however, that neither (I) the existence of Credit Enhancement nor (II) the creation and maintenance of debt service or similar funds for the payment of the principal and interest on Obligations issued under such Supplemental Indenture (to the extent such debt service or other similar funds are funded from the proceeds of the issuance of such Obligations or funded in connection with the refinancing of other debt by such Obligations), shall constitute greater security rights in and to the Trust Estate within the meaning of this Section; (b) the Holders of the Obligations issued under such Supplemental Indenture are given an independent right to accelerate repayment of such Obligations (whether directly or indirectly, including through a mandatory or optional redemption provision), unless such acceleration right is also given to CoBank provided, however, that: (I) rights to acceleration arising as a result of the fact that interest on Obligations (or other indebtedness secured by such Obligations) is not excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, shall not constitute the providing of an independent right to accelerate within the meaning of this Section; and (II) that acceleration and similar rights may be granted to any government authorities and trustees without first complying with this Section in connection with the issuance of Obligations (or other indebtedness secured by such Obligations) the interest on which is excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, if such acceleration and similar rights are substantially similar to those granted to Mercer County, North Dakota and The First National Bank of Chicago, as trustee, pursuant to the Trust Indenture dated as of November 1, 1984 authorizing $147,000,000 Adjustable/Fixed Rate Pollution Control Bonds (Basin Electric Power Cooperative Antelope Valley Station) prior to conversion of the interest on such Bonds to a long-term interest rate pursuant to the provisions of subsection 3 of Section 2.04 of such Indenture; or (c) modify or alter Section 8.7 of the Indenture or the obligation of the Trustee under the Indenture to hold the Trust Estate for the equal and proportionate benefit and security of the Holders, without any priority of any Obligation over any other Obligation.
SECTION 6.06.    Other Businesses, Fiscal Year, Etc. The Company will not: (A) engage in any business that is substantially different from or unrelated to the business conducted by the Company on the date hereof; or (B) change its fiscal year; or (C) change any material provision of its articles or incorporation or bylaws.

ARTICLE 7
EVENTS OF DEFAULT
Each of the following shall constitute an "Event of Default" hereunder:
SECTION 7.01.    Payment Default. The Company should fail to make when due any payment to CoBank hereunder or under any Note, and such failure shall continue for five Business Days.
SECTION 7.02.    Indenture. An Indenture Event of Default shall have occurred and be continuing.
SECTION 7.03.    Representations and Warranties, Etc. Any opinion, certificate or like document furnished to CoBank or the Trustee by or on behalf of the Company, or any representation or warranty made or deemed made by the Company herein or in any other Loan Document, shall prove to have been false or misleading in any material respect on or as of the date furnished, made or deemed made.
SECTION 7.04.    Covenants. The Company should fail to perform or comply with any covenant set forth herein and such failure continues for 30 days after written notice thereof shall have been given by CoBank to the Company.
SECTION 7.05.    Change of Control. The Company shall cease to be an electric generation and transmission cooperative owned by its members.
ARTICLE 8
REMEDIES UPON DEFAULT
SECTION 8.01.    Remedies. Upon the occurrence and during the continuance of an Event of Default, CoBank may terminate the Commitment, take such action as may be permitted by the Indenture (including, to the extent permitted under the Indenture, to declare the unpaid principal balance of the Notes, all accrued interest thereon, and all other amounts payable under this Agreement, the Notes, and all other Loan Documents to be immediately due and payable), and take such other action as may be permitted by Law or in equity, including an action or proceeding to specifically enforce any covenant contained herein or to restrain the breach thereof. The Company hereby waives any defense to any such action that an adequate remedy at law exists.
SECTION 8.02.    Default Rate. Upon the occurrence and during the continuance of any Event of Default, CoBank may, at its option in each instance and automatically following an acceleration, charge interest on the unpaid principal balance of the Notes at the Default Rate.
SECTION 8.03.    Miscellaneous. Each and every one of CoBank's rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any future or other exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company's obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any other balances held by CoBank for the Company's account (whether or not such balances are then due).
SECTION 8.04.    Application of Funds. Upon the occurrence and during the continuance of an Event of Default, CoBank may apply all payments received by it to the Company's obligations to CoBank in such order and manner as CoBank may elect in its sole discretion; provided, however, that to the extent that the Indenture requires a specific application, such application shall control.
ARTICLE 9
MISCELLANEOUS
SECTION 9.01.    Complete Agreement, Amendments, Etc. The Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision of the Loan Documents, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 9.02.    Applicable Law, Jurisdiction. Except to the extent governed by applicable federal Law, this Agreement and the Notes shall be governed by the Laws of the State of Colorado, without reference to choice of law doctrine. The parties agree to submit to the non-exclusive jurisdiction of any federal or state court sitting in Colorado for any action or proceeding arising out of or relating to this Agreement or any other Loan Document. The Company hereby waives any objection that it may have to any such action or proceeding on the basis of forum non-conveniens. IN ADDITION, EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING HERETO, WHETHER ANY SUCH ACTION OR PROCEEDING BE GROUNDED IN CONTRACT, TORT OR OTHERWISE.
SECTION 9.03.    Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon delivery if personally delivered or sent by overnight mail or by facsimile or similar transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address as either party may specify by like notice):
If to CoBank, as follows:    If to the Company, as follows:
CoBank,ACB    Basin Electric Power Cooperative
5500 South Quebec Street    1717 East Interstate Avenue
Greenwood Village, Colorado 80111    Bismarck, North Dakota 58503
Facsimile: (303) 740-4002    Facsimile: (701) 224-5357
Attention: Energy Banking Group    Attention: Senior Vice President & CFO
SECTION 9.04.    Costs, Expenses, and Taxes. To the extent allowed by Law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank in connection with the origination, administration, interpretation, collection, and enforcement of this Agreement and the other Loan

Documents, including, without limitation: (A) all costs and expenses incurred in determining compliance with the Company's obligations hereunder and the other Loan Documents; (B) all costs and expenses (including all court costs) incurred in connection with any action or proceeding brought by CoBank under the terms hereof; and (C) any stamp, intangible, transfer or like tax incurred in connection with this Agreement or any other Loan Document or the recording hereof or thereof.
SECTION 9.05.    Effectiveness and Severability. This Agreement shall continue in effect until all indebtedness and obligations of the Company under this Agreement and the Notes shall have been paid or satisfied. Any provision of this Agreement or the Notes which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.
SECTION 9.06.    Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of CoBank. Subject to Section 5.07(1) hereof, from time to time, CoBank may sell and assign its rights and/or participations in its rights under this Agreement, the Notes, and all instruments and documents executed in connection with, or relating hereto (collectively, "Participations"); provided, however, that: (1) no such sale shall alter CoBank's obligations hereunder; and (2) any agreement pursuant to which CoBank may sell a Participation: (a) shall provide that CoBank shall retain the responsibility to exercise CoBank's rights hereunder and under the Indenture and to enforce the obligations of the Company; and (b) may provide that the approval of CoBank and participants holding more than 50% of the aggregate amount of the Loans and Commitments (or, in the event CoBank holds more than 50%, CoBank and at least one other participant) shall be required in order to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document or to take action to have the Loans declared due and payable pursuant to the terms of the Indenture; provided, however, that such agreement may provide that each of the participants may have rights to approve or disapprove: (i) any increase in the Commitments, or any reduction, modification or forgiveness in the principal amount, interest rates or prepayment premiums owing on the Loans; (ii) any change in the dates on which interest or principal is due; or (iii) the release of any material collateral for the Loans. In connection with the foregoing, CoBank may disclose information concerning the Company and its affiliates to all prospective purchasers.
SECTION 9.07.    Headings.    Captions and headings used in this Agreement are for reference and convenience of the parties only, and shall not constitute a part of this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		BASIN ELECTRIC POWER COOPERATIVE
By:	/s/ Robert B. Engel	By:	/s/ Ronald R Harper
Title:	President & CEO	Title:	CEO & GM